Exhibit 10.1

Summary of 2008 Fiscal Year Executive Officer Bonus Plan

The purpose of the Bancinsurance Corporation (the “Company”) 2008 Fiscal Year Executive Officer Bonus Plan (the “Plan”) is to attract, retain and motivate high quality executives and reward executives for Company profitability. Under the Plan, each executive officer is eligible to receive a cash bonus equal to a specified percentage of his base salary based upon the achievement of pre-established Company and individual performance goals (with each component being weighted differently based on the executive officer’s position with the Company). For fiscal year 2008, the target bonus and the weighting of the Company goal and individual goal components for each named executive officer are as follows:

	Target Bonus as a % of	Company
	Base	Goal/Individual Goal
Named Executive Officer	Salary(1)	Weighted Component
John S. Sokol, Chairman, Chief Executive Officer and President	60%	100%/0%
Matthew C. Nolan, Vice President, Chief Financial Officer, Treasurer and Secretary	25%	100%/0%
Daniel J. Stephan, President of OIC Lender Services, a division of Ohio Indemnity Company	50%	50%/50%
Stephen J. Toth, Vice President of Specialty Products of Ohio Indemnity Company	25%	50%/50%

(1) For fiscal year 2008, the base salaries for Messrs. Sokol, Nolan, Stephan and Toth are $349,650, $210,000, $180,810 and $120,120, respectively.

Company Performance Goal Component

For fiscal year 2008, the Compensation Committee has established a 15% return on beginning equity (“ROE”) as the target Company performance goal. Under the Plan, ROE is calculated by dividing (1) the Company’s net income for fiscal year 2008 (excluding the after-tax effect of expenses incurred for fiscal year 2008 relating to the Company’s ongoing SEC investigation) by (2) total shareholders’ equity at the beginning of fiscal year 2008.

The minimum and maximum Company performance goals for fiscal year 2008 were set by the Compensation Committee at a 7.5% ROE and a 20% ROE, respectively. Under the Plan:

•	if ROE for fiscal year 2008 is less than 7.5%, no bonus will be awarded for the Company goal component;

•	if the Company achieves ROE of 7.5% for fiscal year 2008, each executive officer will be entitled to receive a bonus equal to the product of (1) 50% of the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the Company goal component;

•	if the Company achieves ROE of 15% for fiscal year 2008, each executive officer will be entitled to receive a bonus equal to the product of (1) 100% of the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the Company goal component; and

•	if the Company achieves ROE of at least 20% for fiscal year 2008, each executive officer will be entitled to receive a bonus equal to the product of (1) 125% of the amount of his target bonus and (2) the percentage of his bonus allocated to the Company goal component.

If ROE for fiscal year 2008 falls between 7.5% and 15%, a straight-line schedule will be used to determine the percentage of the amount of target bonus (ranging between 50% and 100%) each executive officer will be entitled to receive in respect of the Company goal component.

Individual Performance Goal Component

Under the Plan, the Compensation Committee has established individual performance goals for each applicable executive officer. For fiscal year 2008, the individual performance goals consist of product line financial targets with respect to the product line for which the applicable executive officer has responsibility (Daniel J. Stephan has responsibility for the Company’s lender service product line and Stephen J. Toth has responsibility for the Company’s unemployment compensation product line). Following the completion of the 2008 fiscal year, the Compensation Committee will evaluate each applicable executive officer’s performance with respect to his individual performance goals and determine his bonus relating to the individual goal component (equal up to the product of (1) the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the individual goal component).

Total Cash Bonus

Following the 2008 fiscal year, each executive officer will be entitled to receive a cash bonus equal to the sum of the Company performance goal component achieved and the individual performance goal component achieved. Under the Plan, bonuses for fiscal year 2008 performance will be paid to participants in early 2009.

Miscellaneous

Notwithstanding anything to the contrary set forth in the Plan, the Compensation Committee shall have the right, in its sole discretion and for any reason, to reduce or eliminate the amount of any cash bonus otherwise payable to any executive officer under the Plan.

In the event that, at any time prior to the payment date of a cash bonus under the Plan, (1) an executive officer’s employment with the Company is terminated for any reason (whether voluntarily or involuntarily) or (2) a “change in control event” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended) occurs with respect to the Company, the Compensation Committee shall have the right, in its sole discretion and for any reason, to determine whether, and the extent to which, cash bonuses shall be paid to any executive officer under the Plan.